EXHIBIT 99.1

Warren Resources Announces Second Quarter 2010 Results

  Record Oil and Gas Production of 2.6 Bcfe in the Second Quarter of 2010, an Increase of 11% from the Second Quarter of 2009
  Oil and Gas Revenue Increases 38% to $21 Million
  Net Earnings Increase to $8.6 Million, or $0.12 per Diluted Share
  Cash Flow from Operations Increases to $9.7 Million for the Quarter
  New Upper Terminal Sinusoidal Well Currently Producing 180 Barrels of Oil per Day

NEW YORK, Aug. 4, 2010 (GLOBE NEWSWIRE) -- Warren Resources, Inc. (Nasdaq:WRES) today reported its second quarter 2010 financial and operating results. Warren reported net income of $8.6 million for the second quarter of 2010, or $0.12 per diluted share, compared to a net loss of $9.2 million for the second quarter of 2009, or ($0.16) per diluted share.

Second Quarter of 2010 Results

Warren's oil and gas revenues increased 38% to $21 million for the second quarter of 2010 compared to $15.2 million in the second quarter of 2009. This increase primarily resulted from increased production and higher realized sales prices for oil and gas in the second quarter of 2010 compared to the second quarter of 2009.

Warren's oil and gas production for the quarter ended June 30, 2010 increased 11% to a record 2.6 billion cubic feet equivalent ("Bcfe") compared to 2.4 Bcfe in the second quarter of 2009. In the second quarter of 2010, Warren produced 241,000 net barrels of oil and 1.2 billion cubic feet ("Bcf") of natural gas compared to 237,000 net barrels of oil and 0.9 Bcf of natural gas in the second quarter of 2009.

The average realized price per barrel of oil was $69.71 for the second quarter of 2010 compared to $53.81 for the second quarter of 2009. Additionally, the average realized price per thousand cubic feet ("Mcf") of natural gas was $3.62 for the second quarter of 2010 compared to $2.67 for the second quarter of 2009. These realized commodity prices exclude the cash effect of derivative activities. The net gain on derivative financial instruments was $4.4 million during the three months ended June 30, 2010, which was comprised of a $0.8 million realized loss on cash settled oil and gas commodity price derivatives and $5.2 million for an unrealized mark-to-market, non-cash gain on oil and gas commodity price derivatives. Included in the realized loss amount was $2 million related to the Company's reducing its 2011 $61.80 oil swap from 1,225 barrels of oil per day ("BOPD") to 840 BOPD (a decrease of 141,000 barrels in the 2011 $61.80 oil swap).

Total operating expenses increased 19% to $16.0 million during the second quarter of 2010 compared to $13.4 million during the second quarter of 2009. Lease operating expenses ("LOE") and taxes increased by 25% to $6.7 million in the second quarter of 2010 compared to $5.4 million during the same period in 2009. This was primarily attributable to the acceleration of plugging and abandonment expenses and idle well testing requirements for our California properties. Depreciation, depletion and amortization expenses were $5.1 million for the three months ended June 30, 2010, or $1.97 per thousand cubic feet equivalent ("Mcfe"), which represents a 1% decrease over the same period in 2009.

General and administrative ("G&A") expenses increased to $4.2 million for the second quarter of 2010 compared to $2.8 million for the second quarter of 2009. This increase in G&A was due primarily to the recording of a 2010 incentive compensation accrual of $1.0 million plus increased non-cash stock-based compensation expense of $0.3 million for the three months ended June 30, 2010.

Total cash flow from operating activities increased to $9.7 million in the second quarter of 2010 compared to $8.5 million in the second quarter of 2009. This increase resulted from higher production and improved operating results during the second quarter of 2010.

Interest expense decreased 41% to $0.9 million for the second quarter of 2010 compared to $1.5 million for the second quarter of 2009. This decrease results from the Company reducing its borrowings under its senior credit facility from $115 million to $82.5 million during the last nine months.

Mr. Norman F. Swanton, Chairman and CEO of Warren, observed, "Our successful reservoir modeling and high-tech horizontal drilling is translating into strong production growth. Warren's second quarter oil production volumes were 5% above the high-range of our previously provided production guidance of 230,000 barrels of oil. Given our operating results, we have increased our capital expenditure budget for 2010 to drill six additional wells in the Wilmington Field. These additional wells include two proof-of-concept sinusoidal horizontal wells that were successfully drilled through two productive horizons in the Upper Terminal oil reservoir in our Wilmington field." Mr. Swanton continued, "the second half of 2010 will be an exciting time for our Company because of the potential to increase oil production and reserves by applying such advanced technology from our environmentally sound, modern central facility."

Debt and Liquidity

The Company's senior credit facility has a borrowing base of $120 million, with $37.5 million of borrowing capacity available at June 30, 2010. At June 30, 2010, Warren was, and currently is, in full compliance with all covenants under its senior credit facility.

Recent Operational Developments

Increased 2010 Capital Expenditure Budget

The Company's total capital expenditure budget has been increased by $7.5 million to $37.5 million for 2010, comprised of $30 million for California oil operations and $7.5 million for Wyoming natural gas operations. The Company still expects to fund capital expenditures with cash flow from operations. Warren has increased its 2010 drilling program from 8 wells to 14 wells.

Wilmington Oil Field in the Los Angeles Basin in California

Since the resumption of drilling in April 2010, the Company drilled and completed 7 new horizontal producers in the Tar formation in the Wilmington Townlot Unit ("WTU"). By the end of 2010, the Company plans to have drilled and completed 14 gross (13.9 net) new wells in California. The 2010 drilling program consists of 10 gross (9.9 net) Tar wells (including one injector), 3 Upper Terminal formation sinusoidal wells and one Ranger formation sinusoidal well. The 7 new Tar wells are currently producing approximately 695 BOPD in the aggregate. Additionally, Warren added to its budget and drilled a highly targeted sinusoidal horizontal well to the Upper Terminal formation. This Upper Terminal well was placed on production and exhibited initial producing rates of approximately 225 BOPD and is currently producing 180 BOPD. The Company believes the success of these wells provides significant information for defining its development inventory and capital requirements for the next few years. The Company is currently drilling its tenth well of 2010 (9 producers and 1 injector). Warren is planning to drill the last 4 wells in its 2010 WTU drilling program during the latter part of the fourth quarter.

Net oil production for the second quarter of 2010 totaled 241,000 net barrels (2,646 net BOPD).  This represents a 2% increase from the second quarter of 2009. Prior to the commencement of drilling in April 2010, there had been no drilling activity in California since the fourth quarter of 2008.

LOE in California for the second quarter of 2010 averaged $17.38 per net barrel of oil, including property taxes. The Company is estimating that 2010 full year LOE will be approximately $18.50 per net barrel of oil, which would be an increase of approximately 14% over 2009. The increase is due primarily to regulatory requirements regarding integrity testing of long term idle wells.

The revised full-year WTU capital plan consists of $20.8 million for drilling, production optimization and geological expenditures and $5.8 million for facilities improvements and other infrastructure costs. Additionally, Warren plans to spend approximately $3.4 million for infrastructure improvements in the North Wilmington Unit ("NWU") in 2010. The Company plans to commence drilling in the NWU in late 2011 or early 2012. Warren owns 100% of the working interest in the NWU.

The Company continues to seek approval from the South Coast Air Quality Management District ("AQMD") of its long-term plan to handle natural gas associated with increasing oil production from the WTU. Warren prepared a draft Negative Declaration ("ND") pursuant to the applicable California Environmental Quality Act ("CEQA") requirements, and submitted it to the AQMD on June 17, 2008 for review and revision. The ND was subsequently revised and released to the public on April 15, 2009 for review and comment. Warren's requested permits are to install certain pieces of the new best available control technology ("BACT") equipment, including equipment to dispose of WTU excess produced gas by re-injection in underground formations and a new clean enclosed burner to replace the existing gas flare. The Company has continued to work with the AQMD to finalize the CEQA document and ND as directed by the AQMD, which are necessary before the AQMD will certify the ND. Upon certification of the ND by the AQMD, the necessary permits can be issued and construction and installation of the new BACT equipment can begin thereafter. While we are hopeful that the ND certification can be issued in the second half of 2010, Warren cannot forecast with accuracy when the ND will be certified by the SCAQMD.

Atlantic Rim Coalbed Methane project in the eastern Washakie Basin, Wyoming

Warren recently purchased additional working interests in the Doty Mountain and Catalina Units in the Atlantic Rim project from SM Energy Company ("SME") for $1.6 million, net of revenues and expenses relating to production from the effective date of January 1, 2010 through the closing on July 20, 2010. The Company did not include production from this acquisition in its second quarter operational results. The net production attributable to this acquisition from SME for the second quarter is estimated to be approximately 740 Mcf per day.

Gross gas production in the Sun Dog Unit in the Atlantic Rim project was 1.6 Bcf, or 17.3 million cubic feet per day ("MMcfd"), compared to 1.5 Bcf, or 16.3 MMcfd during the second quarter of 2009. Warren's working interest in the Sun Dog Unit is approximately 42%.

Gross gas production from the Doty Mountain Unit was 1.01 Bcf, or an average of 11.1 MMcfd during the second quarter of 2010, compared to 0.6 Bcf, or an average of 6.2 MMcfd, for the second quarter of 2009. This increased gas production from Doty Mountain is a result of the recent completion of wells previously drilled as well as the successful fracture stimulation of several of the existing wells in the unit. During the first quarter of 2010, Warren and its partners increased compression capacity in the Doty Mountain Unit to 13.5 MMcfd. Warren's working interest in the Doty Mountain Unit is approximately 36%.

During the second quarter of 2010, gross gas production from the Catalina Unit was 2.3 Bcf, or an average of 25.7 MMcfd, compared to 2.7 Bcf, or an average of 29.4 MMcfd, during the second quarter of 2009. Currently, the Company owns an approximate 7% working interest in the Catalina Unit. Warren expects its working interest percentage to increase to approximately 17% as the Catalina Unit is developed on Warren's acreage.

There was no new drilling in the Atlantic Rim in 2009. At this time, Warren and its partners do not intend to drill additional producing wells in the Atlantic Rim during 2010. Warren's capital spending for its 2010 natural gas program has been increased by $2.5 million to $7.5 million, which primarily resulted from the $1.6 million working interest acquisition from SME. The capital budget also includes $2.9 million to stimulate additional existing wells in the Sun Dog and Doty Mountain Units. Warren forecasts spending $3 million during 2010 for infrastructure facilities, including compression and water injection wells.

Niobrara Shale in the Washakie Basin, Wyoming

Warren owns deep rights below its Atlantic Rim project which includes an approximate 80,000 net acre position that is potentially prospective for the Niobrara Shale. The acreage is located in the eastern Washakie Basin in Wyoming.

Warren estimates that its Niobrara Shale formation is at depths of 4,000 to 10,000 feet. The Company plans to drill one exploratory oil well in 2011. Successful Niobrara Shale oil wells that have been developed in southern Wyoming and northern Colorado are typically drilled horizontally with multiple-stage fracing.

2010 Guidance

Warren provides the following forecast for production based on the information available at the time of this release. Please see the forward-looking statement at the end of this release for more discussion of the inherent limitations of this information.

Third Quarter
	ending	Year ending
	September 30, 2010	December 31, 2010

Production:
Oil (MBbl)	245 – 255	925 – 975
Gas (MMcf)	1,150 – 1,250	4,600 – 5,000
Gas Equivalent (MMcfe)	2,620 – 2,780	10,150 – 10,850

Financial and Statistical Data Tables

Following are financial highlights for the comparative second quarters ended June 30, 2010 and 2009. All production volumes and dollars are expressed on a net revenue interest basis.

Warren Resources, Inc.
Consolidated Statements of Operations
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(in thousands, except per share information)		(in thousands, except per share information)
Operating Revenues
Oil and gas sales	$20,982	$15,219	$42,571	$26,766

Operating Expenses
Lease operating expenses and taxes	6,734	5,405	13,966	14,204
Depreciation, depletion and amortization	5,141	5,192	9,923	10,507
General and administrative	4,161	2,825	7,613	6,080

Total operating expenses	16,036	13,422	31,502	30,791

Income (loss) from operations	4,946	1,797	11,069	(4,025)

Other income (expense)
Interest and other income	90	24	128	120
Interest expense	(881)	(1,488)	(1,753)	(3,032)
Gain (loss) on derivative financial instruments	4,368	(9,464)	6,262	(8,730)

Total other income (expense)	3,577	(10,928)	4,637	(11,642)

Income (loss) before income taxes	8,523	(9,131)	15,706	(15,667)

Deferred income tax expense (benefit)	(40)	39	(43)	57

Net income (loss)	8,563	(9,170)	15,749	(15,724)

Less dividends and accretion on preferred shares	3	24	13	48

Net income (loss) applicable to common stockholders	$8,560	$(9,194)	$15,736	$(15,772)

Earnings (loss) per share -- Basic	$0.12	$(0.16)	$0.22	$(0.27)
Earnings (loss) per share -- Diluted	$0.12	$(0.16)	$0.22	$(0.27)

Weighted average common shares outstanding -- Basic	70,364	58,194	70,225	58,200
Weighted average common shares outstanding -- Diluted	71,469	58,194	71,293	58,200

Production:
Gas -- MMcf	1,161	930	2,233	1,850
Oil -- MBbls	241	237	463	490
Total Equivalents (MMcfe)	2,605	2,350	5,013	4,788

Realized Prices:
Gas -- Mcf	$3.62	$2.67	$4.52	$2.78
Oil -- Bbl	$69.71	$53.81	$70.10	$44.17
Total Equivalents (Mcfe)	$8.05	$6.48	$8.49	$5.59

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)
Net cash flow provided by operating activities:
Cash flow from operations	$9,671	$8,495	$17,659	$8,742
Changes in working capital accounts	(956)	(1,397)	1,333	(2,383)
Cash flow from operations before working capital changes	$8,715	$7,098	$18,992	$6,359

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to, the timing and extent of changes in oil and gas prices, the availability of capital and credit market conditions, reserve and production estimates, the timing and results of drilling and other development activities, planned capital expenditures, the availability and cost of obtaining equipment and technical personnel, risks associated with production storage and transportation arrangements and the possibility of unanticipated operational problems, governmental regulations and permitting, delays in completing production, treatment and transportation facilities, higher than expected production costs and other expenses, and pipeline curtailments by other parties. All forward-looking statements are made only as of the date hereof and the Company undertakes no obligation to update any such statement. Further information on risks and uncertainties that may affect Warren's operations and financial performance, and the forward-looking statements made herein, is available in the Company's public filings with the Securities and Exchange Commission (www.sec.gov).

About Warren Resources

Warren Resources, Inc. is an independent energy exploration, development and production company that uses advanced technologies to systematically explore, develop and produce domestic on-shore oil and natural gas reserves. Warren's activities are primarily focused on oil in the Wilmington field in California and natural gas in the Washakie Basin in Wyoming. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., has offices in Casper, Wyoming and Long Beach, California. For more information about Warren Resources, please visit our website at www.warrenresources.com.

CONTACT:  Warren Resources, Inc.
          Media Contact:
          David Fleming
          212-697-9660